Exhibit 99.1


         November 23, 1999----Members of Farmland Industries and Cenex Harvest States Cooperatives voted today on the unification of the two cooperatives into United Country Brands. Farmland members approved the consolidation, with 89 percent voting in favor. The Cenex Harvest States vote fell just short of the two-thirds needed, at 64 percent.

         Elroy Webster and Gerald Kuster, co-chairmen of Cenex Harvest States, and Farmland chairman Al Shivley said in a joint statement, "Although a significant majority of both memberships voted in favor of consolidation, the unification was not approved by the needed two-thirds of Cenex Harvest States members voting. These results do indicate, however, that the majority of our memberships want the organizations to work more closely together and we will continue to look for ways to do so."

         Cenex Harvest States CEO Noel Estenson said, "It's important that we take time now to analyze the vote and the concerns raised by our members before determining how we might proceed. Our board and management remain committed to our vision of creating an agricultural foods system that adds value for its members and customers."

         H.D. "Harry" Cleberg, Farmland president and CEO, said "We are pleased with the outcome of the Farmland vote. And while the Cenex Harvest States vote result is disappointing, it demonstrates the unique nature of the cooperative business structure, and it does support the need for further efforts to continue this process. Meanwhile, Farmland will continue to build our producer-owned farm-to-table cooperative food system, linking the producer to consumers around the world through a strong consumer food brand."

         Farmland Industries, Inc., Kansas City, Mo., (www.farmland.com) is a North American farmer-owned cooperative with sales in all 50 states and nearly 90 countries. Focused on meeting the needs of its 600,000 farmer-owners in the United States, Canada and Mexico, Farmland is a highly diversified company with major business lines in crop production and crop protection products, livestock feeds, petroleum, grain processing and marketing, and the processing and marketing of pork, beef and catfish products. Cenex Harvest States Cooperatives (www.cenexharveststates.com), based at Inver Grove Heights, Minn., is a producer-to-consumer cooperative system owned by farmers, ranchers and their local co-ops from the Great Lakes to the Pacific Northwest and from the Canadian border to Texas. This fully integrated agricultural foods cooperative operates oil refineries/pipelines and provides a wide variety of products and services ranging from grain marketing to food processing. Through a broad range of working partnerships, Cenex Harvest States also markets and distributes petroleum products, agronomic inputs and feed to rural America, as well as grain and processed food products to customers around the world.